EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated this 11th day of January, 2006 is between Airgroup Corporation, a Washington corporation with a place of business at 1227 120th Avenue NE, Bellevue, WA (the “Company”), and William H. Moultrie, an individual residing at 102 Cornelia Avenue, Mukilteo, WA 98275 (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive have agreed to enter into this Agreement in consideration for, and in connection with, that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated the date hereof by and between, among others, the Executive, the Company, and Radiant Logistics, Inc. (the “Parent”).

NOW, THEREFORE, in consideration of the foregoing, the mutual and dependent promises hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1    Employment/Title. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as President of the Company under the terms and conditions set forth in this Agreement. Executive shall report to the Board of Directors of the Company or such other person as the Board of Directors shall designate, for the performance of his duties, and shall have responsibility for such duties as are customarily associated with his position and such other executive level duties and responsibilities, consistent therewith and with the status of a senior level executive of the Company, as may be assigned to the Executive by the Board of Directors or such other person as the Board of Directors shall designate.

1.2    Employment/Duties. During the Term (as defined in Section 1.4 hereof), Executive shall devote substantially all of his working time, attention and skill to the business affairs of the Company. Executive shall diligently and faithfully devote his entire working time, energy, skill, and best efforts to the performance of his duties under this Agreement. Executive shall conduct himself at all times so as to advance the best interests of the Company, and shall not undertake or engage in any other business activity or continue or assume any other business affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of the Board of Directors of the Company. Executive also agrees that he shall not usurp or misappropriate, either to himself, or to any other person or entity, any corporate or other opportunities that would otherwise be available to the Company.

1.3    Effective Date. Executive will commence work immediately on the date hereof (the “Effective Date”).

1.4    Term. This Agreement shall remain in force and effect for a term commencing on the Effective Date hereof and expiring on June 30, 2009 (the “Initial Term”), or until the employment relationship is earlier terminated pursuant to Section 5 hereof. This Agreement may be extended at the election and agreement of the Company and Executive (a “Renewal Term”). The Initial Term and any Renewal Term are collectively referred to as the “Term.”

ARTICLE 2

COMPENSATION

2.1    Base Salary. For each twelve (12) month period during the Term of this Agreement, the Executive shall be paid an annual base salary of One Hundred Twenty Thousand Dollars ($120,000). The Executive's annual base salary shall be payable in equal installments in accordance with the Company's general salary payment policies but no less frequently than monthly.

2.2    Discretionary Bonus. The Executive shall be eligible to receive an annual performance bonus of up to 25% of the Executive’s Base Salary at the discretion of the Board of Directors of the Company.

2.3    Benefits. The Executive will, during the Term, be permitted to participate in such pension, profit sharing, bonus (subject to the provisions of Section 2.2), life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans. The Company may alter, modify, add to or delete its executive benefit plans as they apply to the Company's senior executive officers at such times and in such manner as the Company determines appropriate, without recourse by Executive so long as such changes are applied in a substantially uniform manner to the Company's executive officers.

2.4    Vacation. Executive shall be entitled to receive annual vacation in accordance with the Company's policies applicable to its senior executive officers, which in any event shall not be less than four (4) weeks or such greater number of weeks as may be provided to the Company's senior executives with comparable length of service. The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days during any calendar year that are not used by the Executive during such calendar year may, at the election of the Company’s Board of Directors, either be carried over and used in the subsequent calendar year (however, not to exceed two (2) weeks), or may be paid to Executive in cash at the end of the calendar year.

2.5    Business Expenses. Subject to and in accordance with the Company's policies and procedures, and, upon presentation of itemized accounts, the Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company.

2.6    Auto Allowance. During the Term, the Company shall provide the Executive with an auto allowance of $500.00 per month.

ARTICLE 3

PROPRIETARY INFORMATION

3.1    Confidential and Proprietary Information. Executive acknowledges that he is in a relationship of confidence and trust with the Company and will come into possession of proprietary information that has been created, discovered, developed, acquired or otherwise become known to the Company, Parent or their respective affiliates (including, without limitation, information that is created, discovered, developed, acquired or made known by Executive in the course of his employment and information belonging to third parties) which could constitute a major asset of the Company, Parent or their respective affiliates and be of significant commercial value, the use, misappropriation or disclosure of such would cause a breach of trust and could cause irreparable injury to the Company Parent or their respective affiliates (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”). By way of illustration, Proprietary Information includes, but is not limited to, trade secrets, processes, formulas, data and know-how, marketing plans, strategies, forecasts, customer lists, business plans, financial information, and information collected from the customers of the Company, Parent or their respective affiliates. Executive acknowledges that Proprietary Information is in part set forth in the manuals, memoranda, specifications, accounting and sales records, and other documents and records of the Company, Parent or their respective affiliates whether or not otherwise identified as “Proprietary.” Proprietary Information shall exclude information that has become part of the public domain, except (i) when and to the extent that such public information, when applied to or combined with other information, is non-public and proprietary to the Company, Parent or their respective affiliates, or (ii) where such information became public through unauthorized disclosure by Executive or another party under an obligation of confidentiality to the Company, Parent or their respective affiliates. Proprietary Information shall also exclude information that becomes available to Executive on a non-confidential basis from a non-Company third party which has not been disclosed in breach of any confidentiality agreement with the Company.

3.2    Non-Disclosure. Executive acknowledges that all Proprietary Information shall be the sole property of the Company, Parent, their respective affiliates and their successors and assigns. Executive further acknowledges that it is essential for the proper protection of the business of the Company and Parent that such Proprietary Information be kept confidential and not disclosed to third parties or used for the benefit of Executive. Accordingly, Executive agrees that during the Term and for so long as the information remains Proprietary Information, to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, or otherwise make available, directly or indirectly, except in the ordinary course of the performance of Executive's duties under this Agreement, any Proprietary Information except as expressly authorized in writing by the Company or Parent; provided, however, that Executive shall be relieved of his obligation of nondisclosure hereunder if Proprietary Information is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction or by any law, rule or regulation, provided that in connection with any such disclosure, Executive shall give the Company and Parent reasonable prior written notice of the disclosure of such information pursuant to this exception and shall cooperate with the Company and Parent to permit the Company or Parent to seek confidential treatment for such information from any authority requiring delivery of such information; provided, further, however, that if Company or Parent has not obtained such confidential treatment by the date Executive is required by such authority to disclose the Proprietary Information, Executive shall be free to provide such disclosure and there shall be no violation of or damages determined under this Agreement or otherwise for Executive's disclosure action and compliance with or pursuant to such authority.

3.3    Return of Proprietary Information. Executive agrees that when he ceases to be employed by the Company, whether such cessation of employment shall be for any reason or for no reason, with or without cause, voluntary or involuntary, or by termination, resignation, disability, retirement or otherwise, Executive shall deliver to the Company all documents and data of any nature owned by the Company pertaining to the Proprietary Information.

3.4    Works made for Hire. Executive further recognizes and understands that Executive's duties at the Company may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq. In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright.

3.5    Disclosure of Works and Inventions. In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Company’s Board of Directors, any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and Executive hereby assigns and agrees to assign all of Executive's interest in the foregoing to the Company or to its Board of Directors. Executive agrees that, whenever he is requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company's interest therein. Executive hereby appoints an authorized officer of the Company as Executive's attorney in fact to execute documents on his behalf for this purpose. Such obligations shall continue beyond the termination or nonrenewal of Executive's employment with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive's employment, and shall be binding upon Executive's successors, assigns, executors, heirs, administrators or other legal representatives. Executive has attached hereto as Exhibit A a list of Innovations as of the date hereof which belong to Executive and which are not assigned to the Company hereunder (the “Prior Innovations”), or, if no such list is attached, Executive represents that there are no Prior Innovations.

ARTICLE 4

COMPETITION

4.1    Noncompetition and Nonsolictation Covenants.

(a)    Executive covenants and agrees with the Company that during the Noncompete Term (as defined below) he will not, without the prior written consent of the Company, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, lend any advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the business of the Company as such business is conducted by the Company during the Noncompete Term (as defined below).

(b)    Executive covenants and agrees with the Company that during the Noncompete Term (as defined below), without the prior written consent of the Company, which may be withheld or given in its sole discretion, he will not act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company, or who is then providing services as a consultant or agent of the Company, to leave the employ of or cease providing services, as applicable, to the Company, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Company; or (ii) solicit, bid for or perform for any of the then current customers of the Company (defined as a customer who has done business with the Company or any of its exclusive agents within the preceding one (1) year period) any services of the type the Company or any of its exclusive agents performed for such customer at any time during the preceding one (1) year period.

4.2    Noncompete Term. The “Noncompete Term” shall mean the period commencing on the Effective Date and ending October 1, 2011.

4.3    Blue Pencil Rule. The Executive and the Company desire that the provisions of this Article 4 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties agree that Executive is a key executive of the Company. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article 4 are unreasonable or unenforceable because of duration, geographic area or otherwise, the Executive and Company agree and intend that the court shall enforce this Article 4 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Article 4 and substitute therefore different provisions to effect the intent of this Article 4 to the maximum extent possible.

4.4    Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in Section 4 of this Agreement shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Section 4, regardless of whether the Company knew or should have known of such breach.

ARTICLE 5

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

5.1    Events of Termination by the Company.

(a)    Death or Disability. In the event Executive dies or becomes permanently disabled during the term of this Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Executive or his estate, personal representative or beneficiary, as the case may be: (i) any Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive through the date of termination; (iii) any unreimbursed expenses for which Executive shall not have been reimbursed as provided in Article 2; and (iv) any accrued but unpaid bonus through the date of termination. For the purpose of this Agreement, “permanent disability” or “permanently disabled” shall mean the inability of the Executive, due to physical or mental illness or disease, to perform the functions then performed by such Executive for one hundred eighty (180) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to the Executive, that the disabled Executive will be unable to perform such functions within the reasonably foreseeable future; provided, however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(b)    By the Company for Cause. This Agreement may be terminated by the Company for “Cause” at any time. “Cause” for termination shall mean the following conduct:

(i)    Executive's falsification of the books and records of the Company, misappropriation or embezzlement of funds or property of the Company, any attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company, any breach of the duty of loyalty and fidelity to the Company, or any other similar material dishonesty with respect to the Company;

(ii)    Any act or omission which causes the Company to be in violation of governmental regulations that subjects the Company either to sanctions by governmental authority or to civil liability to its employees or third parties;

(iii)    Breach of any material provision of this Agreement by the Executive if not cured within fifteen (15) days after receiving written notice thereof;

(iv)    Material neglect or refusal to perform the duties assigned to the Executive pursuant to this Agreement if not cured within fifteen (15) days after receiving written notice thereof

(v)    Conviction of, or plea of nolo contendere to, a felony; or

(vi)    Gross or willful misconduct of Executive with respect to the Company if not cured within fifteen (15) days after receiving written notice thereof.

Upon termination of Executive's employment hereunder for Cause, the Company shall have no further obligation or liability to Executive other than the payment of (i) Base Salary earned but unpaid at the date of termination, (ii) any unpaid accrued benefits of the Executive, and (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2.

(c)    By Executive For Good Reason.

(i)    Executive may terminate his employment by the Company for “Good Reason” at any time upon at least ten (10) days’ written notice to the Company, setting forth in reasonable detail the nature of such Good Reason. “Good Reason” for Executive to terminate his employment shall mean, in the absence of a for Cause event initiated first by the Company, any material act or omission by the Company that is not consented to by the Executive in a writing signed by Executive which constitutes a material breach of any term or provision of this Agreement or which results in the assignment to Executive of any duties materially inconsistent with, or in any material diminution of, the positions, duties, responsibilities and status of Executive hereunder or any change in Executive's title or duties with the same intent or effect which breach continues for more than fifteen (15) days after the Company receives written notice of such breach.

(ii)    In the event of the termination of the Executive’s employment with the Company by Executive for “Good Reason” as defined above, Executive shall be entitled to receive from the Company continuation of payment of all Base Salary and bonus and continuation of all benefits which Executive would have been entitled to receive had his employment not terminated, at the same times as such payments would otherwise have been made pursuant to Article 2 hereof for a period of one (1) year after such termination of employment if, and only if, the Executive signs a valid general release of all claims against the Company, its affiliates, subsidiaries, officers, directors, and agents, in a reasonable form provided by the Company.

(d)    Termination other than for Cause. Executive’s employment may not be terminated by the Company hereunder except for Cause, or as a result of his Death or Disability, or following his voluntary resignation.

5.2    Voluntary Termination by Executive. Executive may voluntarily resign or terminate his employment for other than Good Reason. In such case, the Company shall have no further obligation or liability to Executive other than the payment of: (i) Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive; (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2; and (iv) any unpaid bonus, including, without limitation, any bonus provided under Section 2.2 hereof, earned by the Executive prior to the date of such termination.

5.3    Survival. Notwithstanding termination of this Agreement as provided in this Article 5, the rights and obligations of Executive and the Company under Article 3 through Article 5 and Sections 6.5, 6.9 and 6.10 shall survive termination.

ARTICLE 6

GENERAL PROVISIONS

6.1    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

6.2    Amendments. This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

6.3    Successors. This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators, provided that (a) Executive may not assign his rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) Company may not assign its rights hereunder without the prior written consent of Executive which will not be unreasonably withheld.

6.4    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

6.5    Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:
Radiant Logistics, Inc.
c/o Stephen M. Cohen, General Counsel
1604 Locust Street, Third Floor
Philadelphia, Pennsylvania 19103

With a copy to:
Vincent A Vietti, Esq.
c/o Fox Rothschild LLP
Princeton Pike Corp. Center
997 Lenox Drive, Building 3
Lawrenceville, New Jersey 08648-2311

if to the Shareholder:
William H. Moultrie
102 Cornelia Avenue
Mukilteo, Washington 98275

With a copy to:
Michael S. Roberts
Connelly Roberts & McGivney
1 North Franklin Street
Suite 1200
Chicago, Illinois 60606

6.6    Counterparts. This Agreement may be executed in one or more copies, each of which shall be deemed an original. This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

6.7    Partial Invalidity. The invalidity of one or more of the phrases, sentences, clauses, sections or Articles contained in this Agreement shall not affect the validity of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

6.8    Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

6.9    Resolution of Disputes.

(a)    Subject to the provisions of Section 6.9(b), any dispute, difference or controversy arising under this Agreement regarding the payment of money shall be settled by arbitration. Any arbitration pursuant to this Section 6.9 shall be held before a single arbitrator. Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in Seattle, Washington or at such other location as the parties may agree upon, according to the American Arbitration Association's Employment Arbitration Rules now in force and hereafter adopted or by the parties' further agreement or as set forth herein. The parties agree that, in any arbitration the parties shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction necessary to enforce such discovery. In submitting the dispute to the arbitrators, each of the parties shall concurrently furnish, at its own expense, to the arbitrator and the other parties such documents and information as the arbitrator may request. Each party may also furnish to the arbitrator such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the arbitrator without the other party either being present or receiving a concurrent copy of such written communication. The arbitrator may conduct a conference concerning the objections and disagreements between the parties, at which conference each party shall have the right to (i) present its documents, materials and other evidence (as previously provided to the arbitrator and the other parties), and (ii) to have present its or their advisors, accountants and/or counsel. The arbitrator shall make his award in accordance with and based upon all the provisions of this Agreement, and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. The fees and disbursements of the arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrator is specifically authorized to award costs and attorney's fees to the party substantially prevailing in the arbitration and shall do so in any case in which he believes the arbitration was not commenced in good faith.

(b)    The parties acknowledge that in the case of disputes regarding matters other than the payment of money, damages may be insufficient to remedy a breach of this Agreement and that irreparable harm may result from a breach of this Agreement. Accordingly, the parties consent to the award of preliminary and permanent injunctive relief and specific performance to remedy any material breach of this Agreement, regarding disputes other than the payment of money, without limiting any other rights or remedies to which the parties may be entitled under law or equity. Either party may pursue injunctive relief or specific performance in any court of competent jurisdiction.

6.10    No Waiver. No failure on the part of any Party to exercise, and no delay by any Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right, power or remedy hereunder, preclude any other or further exercise thereof, or the exercise of any other right, power or remedy by such Party.

6.11    Genders. Any reference to the masculine gender shall be deemed to include feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

6.12    No Conflicts. The parties represent and warrant that the terms of this Agreement do not violate any existing agreements with other parties.

6.13    Deductions from Salary and Benefits. The Company will withhold from any salary or benefits payable to the Executive all federal, state, local, and other taxes and other amounts as required by law, rule or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

IMPORTANT NOTICE: THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE COMPANY. BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

COMPANY:

AIRGROUP CORPORATION

By:   /s/ Bohn H. Crain

Its: Chief Executive Officer

EXECUTIVE:

/s/ William H. Moultrie

William H. Moultrie

EXHIBIT A

LIST OF PRIOR INNOVATIONS

None